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United Technologies Corporation

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United Technologies Corporation

United Technologies Building

Hartford, CT 06101

Kathleen M. Hopko

Vice President,

Secretary and Associate General Counsel

March 24, 2009

VIA FACSIMILE

Glass Lewis & Company

One Sansome Street, Suite 3300

San Francisco, CA 94104

Attention: Mr. Michael Spalding

Re:	Glass Lewis Proxy Analysis Concerning United Technologies Corporation’s 2009 Annual Meeting of Shareowners

Dear Mr. Spalding:

Thank you for speaking with us regarding our concerns that Glass Lewis may have compared UTC’s 2008 share price performance and compensation data with other companies’ 2007 information in its initial report on United Technologies Corporation. We appreciate your review and issuance of a revised report.

As discussed, we also believe that Glass Lewis’ criticism of UTC’s disclosure of transactions with director-affiliated organizations is inappropriate given that UTC’s disclosure complies with applicable SEC and NYSE rules. Large, diversified companies with global operations unavoidably will have inadvertent minor transactions with organizations with which directors have an affiliation. UTC has 223,000 employees worldwide and supports charities and educational institutions in the communities in which it operates. These extensive activities are likely to involve organizations with which UTC directors also may be associated.

UTC’s disclosure confirms that none of these transactions exceeded the NYSE thresholds for materiality. In fact, in each case, payments made to director affiliated companies and contributions to tax exempt organizations with which directors were associated actually were less than one percent of the total revenues of the receiving organization for the most recent financial year available. We therefore do not believe that these transactions can reasonably be expected to impair a director’s ability to act independently and in the best interests of shareowners. In any case, if Glass Lewis seeks expanded disclosure, we believe that requirement should be imposed through rules that apply equally to all public companies rather than on a selective basis.

In view of the above, we request that Glass Lewis further revise its analysis and withdraw its recommendation that shareowners withhold votes from Director McCormick. Please do not hesitate to contact us with any questions.

Sincerely,

/s/ Kathleen M. Hopko